Exhibit 10.20

                               EXCHANGE AGREEMENT


     This Agreement is made this 30 day of March, 1998 by and among Whittman-Hart, Inc., a Delaware corporation ("WHI"), QCC, Inc., a Massachusetts corporation ("QCC"), and Edward J. Quinn and Alphonse M. Lucchese, Jr. (each individually a "Shareholder" and collectively, the "Shareholders"). QCC, the Shareholders and WHI are collectively referred to herein as the "Parties".

                                   BACKGROUND

     QCC is engaged in the business of marketing and selling the services of computer software analysts, programmers, engineers and project managers in the following area: System Software Associates and JD Edwards software products, and AS/400 custom application software development services (collectively, the "Business");

     WHI desires to acquire all of the outstanding capital stock of QCC through an exchange of capital stock;

     The Shareholders own beneficially and of record all of the outstanding shares of capital stock of QCC and desire to transfer their shares to WHI in exchange for shares of capital stock in WHI;

     NOW, THEREFORE, in consideration of the premises and promises made herein, the Parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     "ADJUSTED NET WORKING CAPITAL" means (i) all cash, cash equivalents, prepaid expenses useable by WHI and collectable receivables (less proper allowance for doubtful accounts) minus (ii) all indebtedness of QCC of any nature computed on the accrual method, whether for borrowed money, trade payables, accruals (including accrued vacations, income taxes and client credit balances or advances and excluding any liability arising from the Conversion
Tax) or otherwise, and all interest, penalties, prepayment fees and other charges accrued through the date as of which a computation is being made, regardless of whether such amounts are then due.

     "ADJUSTMENT PROPOSAL" has the meaning set forth in section2.6(b) below.

     "AFFILIATE" shall mean:

          (a) any corporation, partnership, trust or other entity (i) in which QCC or any person listed in (b) or (c) below has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with QCC, any person listed in (b) or (c) below, any of the entities described in the preceding clause (i) or any combination thereof;

          (b)  the Shareholders; and

          (c) any descendant, ancestor, spouse, brother, sister or other relation of any person described in (b) above.

     "BUSINESS" has the meaning set forth in the preface above.

     "CLOSING" has the meaning set forth in section2.1 below.

     "CLOSING DATE" has the meaning set forth in section2.1 below.

     "CODE" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "CONVERSION TAX" means any tax which is attributable to income which must be recognized by QCC by reason of it being required to change from the cash method to the accrual method of accounting for Federal income tax purposes.

     "DISPUTE NOTICE" has the meaning set forth in section2.6.

     "EXCHANGE CONSIDERATION" has the meaning set forth in section2.4 below.

     "EXCHANGE CONSIDERATION ADJUSTMENT" has the meaning set forth in section2.6.

     "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

     "HELD BACK SHARES" has the meaning set forth in section2.5.

     "INDEPENDENT AUDITOR" has the meaning set forth in section2.6.

     "KNOWLEDGE" means actual knowledge following review and participation in preparation of the Schedule 3 to this Agreement. Knowledge of QCC shall include knowledge of any of the Shareholders.

     "LAWS" means all laws, statutes, codes, rules, regulations, ordinances or other requirements applicable to the Business.

     "MATERIAL CONTRACT" has the meaning ascribed in Paragraph 26 of Schedule 3.

     "MATERIAL ADVERSE EFFECT" means an adverse effect which is material to the business or properties of QCC as a whole.

     "ORDINARY COURSE OR ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, claim, charge or lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

     "STOCK PRICE" means $33.00 per share.

     "QCC GROUP" has the meaning set forth in the preamble.

     "WHI SHARES" has the meaning set forth in section2.4(a) below.

     "INDEMNIFIED DISPUTE" means the claim by a former QCC employee, as disclosed by the Shareholders on Schedule 3.20.

                                   ARTICLE II

                                    EXCHANGE
                               OF SHARES; CLOSING

     2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Eliot F. Parkhurst, Jr. immediately following signing of this Agreement assuming satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby which is deemed to be at the opening of business on March 30, 1998 (the "Closing Date").

     2.2 Actions at the Closing. At the Closing, (a) the Shareholders shall deliver, and shall cause QCC to deliver, to WHI the various certificates, instruments and documents referred to in section6.1 below, and (b) WHI shall deliver to the Shareholders the various certificates, instruments and documents referred to in section6.2 below.

     2.3 Delivery of QCC Capital Stock. Each of the Shareholders agrees to and will sell, convey, transfer, assign and deliver to WHI at the Closing (as defined in Section 2.1), on the terms and subject to the conditions set forth in this Agreement, all his or her capital stock in QCC.

     2.4 Exchange for WHI Shares. At and as of the Closing Date, WHI shall issue to the Shareholders in exchange for the transfer to WHI of the shares of QCC common stock owned by the Shareholders, in aggregate, on the Closing Date, 300,000 shares of WHI's common stock ("WHI Shares") (the "Exchange Consideration"). WHI Shares to be issued as the Exchange Consideration shall be allocated among the Shareholders in proportion to their respective QCC common stock ownership interest in QCC, all as set forth on Schedule 2.4, (provided that no fractional shares shall be issued, and the value of any fractional shares, valued at the Stock Price shall be payable in cash).

     2.5 Hold Back. (a) After the execution of this Agreement and prior to the close of business on the Closing Date, no transfers of shares in QCC shall be registered other than as contemplated by this Agreement. Subject to the provisions of Section 2.5(b) and 2.5(c), WHI shall hold WHI Shares not subject to registration under Article X which constitute 10% of each Shareholder's pro-rata share of Exchange Consideration after any Exchange Consideration Adjustment ("Held Back Shares", such Held Back Shares being identified on Schedule 2.5(a)), with executed stock powers, to be surrendered to WHI (valued at the Stock Price) in satisfaction of any WHI Indemnification Amount (other than with respect to the Indemnified Dispute as set forth below) due within one year following the Closing except that the Held Back Shares may be utilized to satisfy claims for WHI Indemnification Amounts for breach of representations and warranties regarding the existence and/or value of assets and liabilities reflected on the Financial Statements only if such claims are asserted by WHI by the date of the issuance of the first audited statements reflecting combined operations of QCC and WHI. Any WHI Indemnification Amount with respect to the Indemnified Dispute shall be satisfied by the surrender of Held Back Shares only if the Shareholders fail to pay such WHI Indemnification Amount directly in cash. Any surrender of shares under this clause shall be effected on a pro-rata basis. In no event shall any Held Back Shares be released from escrow to WHI in settlement of any WHI Indemnification Amount alleged to be due unless and until such dispute is settled by written agreement of the parties hereto or final court judgement not subject to appeal.

     (b) If there is no dispute pending regarding a claimed WHI Indemnification Amount and the Indemnified Dispute has been resolved and satisfied as of the one-year anniversary of the Closing, any remaining Held Back Shares will be released from escrow by WHI to the Shareholders. If there is a dispute pending regarding a claimed WHI Indemnification Amount or the Indemnified Dispute has not been resolved and satisfied by the Shareholders prior to the one-year anniversary, an amount of Held Back Shares sufficient to satisfy the claimed recovery under the Indemnified Dispute ("Special Holdback") and sufficient to satisfy any other claimed WHI Indemnification Amount shall continue to be held subject to surrender to WHI for any WHI Indemnification Amount incurred with respect to the Indemnified Dispute or any pending dispute, not to be delivered to the Shareholders until such time the Indemnified Dispute has been settled by written agreement of the parties thereto or final court judgement not subject to appeal, but any additional Held Back Shares which do not relate to the disputed amount or the Indemnified Dispute shall be released to the Shareholders on the one-year anniversary of the Closing. WHI shall permit the Shareholders, in the event of a Special Holdback, to sell the Held Back Shares into the market and the proceeds of such sale shall continue to be held under this Agreement as if such proceeds were "Held Back Shares," except that such proceeds shall be segregated and deposited in a separate account identified as the property of the Shareholders over which WHI has control only pursuant to the terms of this Agreement.

     (c) WHI, as escrow agent, will hold and dispose of the Held Back Shares in escrow for WHI and the Shareholders in regard of the indemnification obligations of the Shareholders under Article VIII hereof until the Held Back Shares are to be released pursuant to the terms hereof. The Held Back Shares deposited by Shareholders pursuant hereto shall, until released to WHI or the Shareholders pursuant to the terms hereof, remain registered in the name of such Shareholders, and such Shareholders shall be entitled to vote the same and WHI will take all reasonable steps to allow and facilitate the exercise of such rights. Except for tax-free dividends paid in stock declared with respect to the Held Back Shares pursuant to Section 305(a) of the Code, the Shareholders shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Held Back Shares. In the event of any meeting of Stockholders of WHI during the period in which the Held Back Shares are held by WHI pursuant hereto, WHI shall send to each Shareholder promptly copies of any notices, proxies and proxy material in connection with such meeting.

     2.6  Reimbursement by Shareholders for QCC Net Liabilities.

          (a) Adjustment to Exchange Consideration. The Exchange Consideration is premised upon Adjusted Net Working Capital being at least $347,118 at the Closing Date. In the event that Adjusted Net Working Capital on the Closing Date is less than $347,118, then the Exchange Consideration shall be reduced by a number of WHI Shares equal to (x) the difference between the Adjusted Net Working Capital on the Closing Date and $347,118 (y) divided by the Stock Price at the Closing Date ("Exchange Consideration Adjustment")(or if any additional amount is later determined to be owed under this Section 2.6, WHI shall be entitled to set off against Held Back Shares in accordance with Section 2.5).

          (b) Calculation of Adjusted Net Working Capital. On the Closing Date, the Shareholders shall deliver to WHI a preliminary statement based on the balance sheet as of the close of business on March 30, 1998 (the "Preliminary Settlement Statement") (See Schedule 2.6(b) setting forth their good faith estimate of the amount of Adjusted Net Working Capital, which shall be the basis for any payment under Section 2.6(a). If at any time thereafter (but not later than one year following the Closing), WHI believes that the Preliminary Settlement Statement did not fully describe Adjusted Net Working Capital on the Closing Date, then WHI may deliver to the Shareholders a statement (the "Adjustment Proposal") setting forth in detail its proposed adjustments to Adjusted Net Working Capital on the Closing Date. WHI shall provide the Shareholders and their representatives with full access to all assets, records and work papers necessary to compute and verify the accuracy of the Adjustment Proposal. This Adjustment Proposal as delivered to the Shareholders shall be final for purposes of this Agreement unless, within sixty (60) days after delivery to the Shareholders, they shall deliver to WHI a notice setting forth in detail their disagreement with the Adjustment Proposal ("Dispute Notice"). After delivery of a Dispute Notice, WHI and the Shareholders shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after receipt by WHI of the Dispute Notice, the dispute (but only such disputed items) shall be submitted to the Independent Auditor. The Independent Auditor shall not have authority to redetermine any matter except those which are in dispute. The Independent Auditor shall be directed to issue a final and binding decision within sixty (60) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Adjustment Proposal, as so adjusted by agreement or by the Independent Auditor (if required) shall be final and binding on the parties.

          (c) Preliminary Settlement Statement, Adjustment Proposal and Related Procedures. The Preliminary Settlement Statement, Net Working Capital on the Closing Date and Adjustment Proposal shall be prepared in accordance with generally accepted accounting principles consistent with those historically employed by QCC in preparation of its own financial statements.

          The "Independent Auditor" shall mean one of the "Big Six" U.S. public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor shall be equitably allocated by the Independent Auditor based upon his decision. The decision of the Independent Auditor with respect to the Adjustment Proposal shall be final and binding on the parties. The full force and effect of the representations and warranties shall in no way be diminished by the Preliminary Settlement Statement, the Adjustment Proposal or the determination of the Independent Auditor, provided that the Shareholders shall not be liable for any breach of representation or warranty to the extent that any liability giving rise to the breach is fully reflected in the calculation of Adjusted Net Working Capital, as finally determined.

     2.7 Accounting and Tax Treatment. It is further the intention of the Parties that the transactions contemplated herein shall constitute for tax purposes a tax deferred "reorganization" within the meaning of Sections 368(a)(1)(B) of the Code and for accounting purposes a pooling of interests business combination. The Parties agree to take no position at any time which is inconsistent with such intention, except as otherwise required by law. It is understood that none of the Parties warrant to any of the others that the intended treatment will be obtained.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders jointly and severally represent and warrant to WHI that the statements contained in Schedule 3 are accurate, correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 3).

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF WHI

     WHI represents and warrants to the Shareholders that the statements contained in Schedule 4 are accurate, correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule
4).

                                    ARTICLE V

                                    COVENANTS

     The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 General. Each of the Parties shall use its or her best efforts to take all action and to do, or to cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement.

     5.2 Notices and Consents. The Shareholders shall, and shall cause QCC to, give any required notices to third parties, and shall obtain any third-party consents necessary to ensure the continued effectiveness of all Material Contracts (other than personal or real property leases) or otherwise necessary or advisable in connection with the matters pertaining to QCC disclosed in the Schedules. The Shareholders shall, and shall cause QCC to, obtain the prior approval of WHI as to the form and content of each such notice and consent.

     5.3 Regulatory Matters and Approvals. Each of the Parties will take any action that may be necessary or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it may be required to give, make or obtain.

     5.4 Operation of Business. Except as specifically set forth below or elsewhere in this Agreement, the Shareholder shall not permit QCC to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business in each case until the Closing Date. Without limiting the generality of the foregoing until the Closing Date:

          (a) the Shareholders shall not permit QCC to authorize or effect any change in its Articles of Incorporation or Bylaws or pass further regulations or resolutions inconsistent therewith;

          (b) the Shareholders shall not permit QCC to grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

          (c) the Shareholders shall not permit QCC to redeem, repurchase, or otherwise acquire any of its capital stock, pay cash dividends or make any other distributions (other than distributions to the Shareholders with respect to their 1998 tax liability attributable to QCC or in the ordinary course of business) during the period beginning upon the execution of this Agreement and ending upon the earlier of
     (i) Closing or (ii) termination of this Agreement;

          (d) the Shareholders shall not permit QCC to create, incur, assume or guarantee any indebtedness (including any capitalized lease obligation) or other obligation or liability other than in the Ordinary Course of Business, provided, however, QCC may incur reasonable fees and expenses in connection with this Agreement and the transactions contemplated hereby;

          (e) the Shareholders shall not permit QCC to impose or permit any Security Interest upon any of its assets;

          (f) the Shareholders shall not permit QCC to make any capital investment in, make any loan to, or acquire the securities or assets of any other person;

          (g) the Shareholders shall not permit QCC to make any change in employment terms for any of its directors, officers or employees other than to non-management employees in the ordinary course of business;

          (h) the Shareholders shall not permit QCC to enter into any agreement that requires the payment of royalties or similar arrangements, or renew any existing arrangements other than in the ordinary course of business;

          (i)  the Shareholders shall not permit QCC to change its fiscal year;

          (j) the Shareholders shall not permit QCC to commit to any of the foregoing; and

          (k) the Shareholders shall cause QCC to use its best efforts to cause QCC to preserve, protect and maintain the Business, maintain and keep in effect all insurance on assets and property, preserve intact the organization and reputation of the Business, keep available the services of present executives, employees and agents of the Business, and preserve the goodwill of suppliers, subcontractors, customers and others having business relationships with the Business through the Closing.

     5.5 Full Access. Until the Closing Date, the Shareholders shall cause QCC to permit representatives of WHI to have full access to all premises, properties, books, records, contracts, tax records, documents and third parties with relationships with QCC, all on reasonable notice, provided, however, that WHI will not interview employees of QCC and will only contact third parties during the due diligence period after receiving approval from the Shareholders of the manner, timing and form of any contact, such approval not to be unreasonably withheld or delayed.

     5.6 Notice of Developments. Until the Closing Date, the Shareholders shall give prompt written notice to WHI of any material development affecting the assets, liabilities, business, financial condition, operations, results or prospects of QCC. Each Party shall give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

     5.7 Exclusivity. Neither the Shareholders nor any person on their behalf shall, nor shall the Shareholders permit QCC to, entertain, discuss, solicit or respond to any offer or inquiry to purchase a significant portion of QCC's assets or capital stock, directly or indirectly, or effect any business combination with QCC during the period beginning upon the execution of this Agreement and ending upon the earlier of (i) Closing or (ii) termination of this Agreement. The Shareholders shall notify WHI immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     5.8  [Reserved]

     5.9 Accounting Treatment. The Shareholders at any time will not, and will not permit QCC prior to the Closing to, take any action restricted or fail to take any action required pursuant to Article IX after the date hereof, except to the extent waived in writing by WHI, to cause such transactions not to be accounted for as pooling of interests business combinations.

                                   ARTICLE VI

                        CONDITIONS TO OBLIGATION TO CLOSE

     6.1 Conditions to Obligation of WHI. The obligation of WHI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the Shareholders shall have caused QCC to have procured all of the third party consents specified in section5.2 above;

          (b) the representations and warranties set forth in Schedule 3 above shall be true and correct at and as of the Closing Date;

          (c) the Shareholders shall have performed and complied with all of their covenants hereunder through the Closing;

          (d) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

          (e) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies (other than as set forth on Schedule 3.3);

          (f) WHI shall have received duly executed stock powers in favor of WHI in respect of all QCC Shares together with all QCC Shares;

          (g) WHI shall have received the resignations, effective as of the Closing Date (except as otherwise agreed), of each director and officer of QCC and a release from each officer and director in the form of EXHIBIT A hereto (to include a release of indemnification rights but to exclude obligations of WHI arising hereunder);

          (h) all amounts owed to QCC by any shareholder of QCC (or their Affiliates) shall have been paid in full;

          (i) WHI shall have received the Inducement Agreement from each of the Shareholders in the form of EXHIBIT B hereto;

          (j) Alphonse M. Lucchese, Jr. shall have entered into an Employment Agreement with QCC in the form attached hereto as EXHIBIT C;

          (j) Edward J. Quinn shall have entered into a Consulting Agreement with QCC in the form attached hereto as EXHIBIT D;

          (k) WHI shall have received from QCC's regular accountants, Andsager, Bartlett & Company, a letter, dated the Closing Date, in form and substance satisfactory to WHI and its auditor, confirming that to their knowledge after due and diligent inquiry of management, there have been no transactions or events with respect to QCC which would, and the ownership structure and attributes of QCC and the Shareholders would not, prescribe the transactions contemplated hereby, if consummated, from being accounted for as pooling of interests business combinations;

          (l) WHI shall have received a letter from each of the Shareholders relating to "pooling of interests" criteria, in form and substance satisfactory to WHI;

          (m) all actions to be taken by QCC or the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to WHI; and

          (n) WHI shall have received from Eliot F. Parkhurst, counsel to QCC and the Shareholders, an opinion in the form of EXHIBIT E attached hereto, addressed to WHI and dated as of the Closing Date;

          (o) WHI shall have been advised by its auditors that to their knowledge after due and diligent inquiry of management, there have been no transactions or events with respect to QCC which would, and the ownership structure and attributes of QCC and the Shareholders would not, prescribe the transactions contemplated hereby, if consummated, from being accounted for as pooling of interests business combinations; and

          (p) WHI shall have received resolutions, certified by the Secretary of QCC, of it board of directors and the Shareholders, authorizing this Agreement and the transactions contemplated hereby.

WHI may waive in writing any condition specified in this section6.1.

     6.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article 4 above shall be true and correct at and as of the Closing Date;

          (b) WHI shall have performed and complied with all of its covenants hereunder through the Closing;

          (d) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

          (e) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

          (f) WHI shall have entered into an Employment Agreement in the form attached hereto as EXHIBIT C with Alphonse M. Lucchese, Jr.;

          (g) WHI shall have entered into a Consulting Agreement in the form attached hereto as EXHIBIT D with Edward J. Quinn;

          (h) QCC shall have received from David Shelow, WHI's general counsel, an opinion in the form of EXHIBIT F attached hereto, addressed to QCC and the Shareholders and dated as of the Closing Date; and

          (i) all actions to be taken by WHI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

the Shareholders may waive in writing any condition specified in this section6.2.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination of Agreement. Any of the Parties may terminate this Agreement as provided below:

          (a) the Parties may terminate this Agreement by joint written consent at any time prior to the Closing Date;

          (b) WHI may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date in the event that any Shareholder is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, the Shareholders have been notified of such breach and the breach has not been cured within fifteen (15) days of such notice;

          (c) WHI may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date, if the Closing shall not have occurred on or before April 1, 1998 by reason of the failure of any condition precedent under section6.1 hereof (unless the failure results primarily from WHI breaching any representation, warranty, covenant or agreement contained in this Agreement);

          (d) The Shareholders may terminate this Agreement by giving written notice to WHI at any time prior to the Closing Date in the event that WHI is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, WHI has been notified of such breach and the breach has not been cured within fifteen (15) days of such notice; or

          (e) The Shareholders may terminate this Agreement by giving written notice to WHI at any time prior to the Closing Date, if the Closing shall not have occurred on or before April 1, 1998 by reason of the failure of any condition precedent under section6.2 hereof (unless the failure results primarily from Shareholders breaching any representation, warranty, covenant or agreement contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to section7.1 above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided that the confidentiality provisions contained in that certain Letter of Intent between the Parties dated February 5, 1998 shall survive the termination of this Agreement.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

     8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties shall survive the Closing for a period of two years; provided however, that any representations or warranties relating to breach of representations or warranties concerning tax liability shall survive until ninety days following the expiration of any applicable statute of limitations. Notwithstanding anything to the contrary contained herein, the representations and warranties made by any Party to this Agreement shall not be affected by any investigation, verification or examination by any other Party or by anyone on behalf of any such Party in connection with their due diligence review or otherwise.

     8.2 Indemnification by WHI. WHI shall indemnify and hold Shareholders harmless from and against any and all loss, cost, damage, diminution in value, expense (including court costs and attorneys' fees) suit, action, claim, deficiency, liability or obligation related to, caused by or arising from
(i) any breach of representation or warranty in Article IV or failure to fulfill any covenant or agreement of WHI contained herein, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a breach or failure. The amount to which the Shareholders shall be entitled hereunder which has not been paid to the Shareholder shall be referred to as the "Shareholder Indemnification Amount."

      8.3 Indemnification by the Shareholders. The Shareholders shall indemnify and hold WHI harmless from and against any and all loss, cost, damage, diminution of value, expense (including court costs and attorneys' fees) suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any breach of representation or warranty in Article III or failure to fulfill any covenant or agreement of QCC or the Shareholders contained herein, (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure, (iii) any taxes arising from the activities of QCC prior to the Closing Date, (iv) obligations of QCC to indemnify, defend, provide contribution or provide similar rights to any current or prior employee, agent, officer or director, whether arising under charter, bylaw, statute, common law, agreement or otherwise, with respect to events or occurrences prior to the Closing Date,
(v) any liability or expense arising out of the Indemnified Dispute, or (vi) liabilities of QCC of any other nature whatsoever, other than those (A) shown on the March 30, 1998 Balance Sheet or (B) those taken into account in the calculation of Adjusted Net Working Capital and other than obligations or performance post Closing under contracts entered into in the Ordinary Course (except as they relate to pre-Closing breach) or (C) disclosed in writing as an exception to Schedule 3 by the Shareholders. The amount to which WHI or the Surviving Corporation shall be entitled hereunder which has not been paid to WHI shall be referred to as the "WHI Indemnification Amount."

     8.4 Notice of Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any event or matter for which such indemnified Party intends to assert a right of indemnification under this Agreement; provided that any failure to provide such notice shall not reduce the amount of indemnification to which the indemnified party is otherwise entitled, except to the extent that such failure prejudices the indemnifying party. If a third party claim is made for which an indemnified party is entitled to indemnification pursuant to this Article VIII, then the indemnifying party shall be entitled to participate in the defense of such claim, and if the amount claimed pursuant to such third party claim, or the potential liability arising out of such third party claim (in the judgement of indemnified party), does not, after taking into account all other indemnification obligations of the indemnifying party, exceed the indemnifying party's maximum indemnification obligation pursuant to Section 8.5 and if the indemnifying party so chooses, and providing that the indemnifying party acknowledges their obligation to indemnify the indemnified party, then the indemnifying party may assume primary responsibility for the defense of such claim with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. If the indemnifying party assumes the defense of a third party claim as set forth in this paragraph, then (A) in no event shall the indemnified party admit any liability with respect to, or settle, compromise or discharge, any such claim without the indemnifying party's prior written consent and (B) the indemnified party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such claim, the indemnified party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may deem appropriate). No settlement of a third party claim involving an assertion that any WHI Indemnification Amount or Shareholder Indemnification Amount is due shall be made without the prior written consent of the indemnified party, which consent shall be granted unless such settlement may have an adverse effect on the indemnified Party, in such indemnified party's reasonable determination.
Any claim by either Party for indemnification hereunder (other than with respect to the Indemnified Dispute) must be asserted in writing prior to the second anniversary of the Closing Date, provided however, that any claims by WHI relating to breach of representations or warranties concerning tax liability may be brought until ninety days following the expiration of any applicable statute of limitations.

     8.5 Limitation of Liability. (a) Notwithstanding anything to the contrary contained herein,

          (i) the Shareholders shall not have any liability to WHI for indemnification hereunder until the total WHI Indemnification Amount exceeds $60,000, whereupon the amount of the WHI Indemnification Amount in excess of $60,000 shall be payable (it being understood that this limitation on liability shall not apply to any liability with respect to the Indemnified Dispute for which the Shareholders shall have full liability); and

          (ii) WHI shall not have any liability to the Shareholders for breaches of representations or warranties until the total Shareholder
     Indemnification Amount exceeds $60,000, whereupon the amount of the Shareholder Indemnification Amount in excess of $60,000 shall be payable.

          (b) Any indemnification or recovery by WHI under Article VIII of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement or otherwise relating to the transactions contemplated hereby shall not exceed $9,900,000, except for indemnification regarding matters described in SECTION 8.3(V).

          (c) Any recovery payable under Article VIII hereof shall be calculated after giving effect to (A) any proceeds received from insurance policies paid for by QCC prior to the Closing or for which reimbursement of the premium amount is made by the Shareholders after Closing covering the damage, loss, liability or expense that is the subject to the claim for indemnity and
(B) the actual realized tax benefit to WHI or QCC resulting from the damage, loss, liability or expense that is the subject of the indemnity; provided that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is paid, WHI shall make a payment to the Shareholders in the amount of such realized tax benefit in the year in which it is realized.
For purposes of this Article VIII, an actual realized tax benefit is an actual reduction in taxes payable net of lost tax benefits or a refund of taxes previously paid net of lost tax benefits.

     8.6 Exclusive Remedy. In the event of a breach of this Agreement by WHI or the Shareholders, including the breach by such party of any representation or warranty made in this Agreement or the failure to perform any obligation to be performed by such party pursuant to this Agreement, the remedies of the indemnitee, and the procedures to be followed by the indemnitee, shall be solely and exclusively those specified in this Article VIII.

                                   ARTICLE IX

                             SECURITIES LAW MATTERS

     The parties agree as follows with respect to the sale or other disposition after Closing Date of WHI Shares:

     9.1  Disposition of Shares.

          (a) The Shareholders acknowledge that they may be deemed to be "affiliates" of QCC for purposes of qualifying the transactions contemplated hereby as pooling of interests business combinations under applicable accounting and regulations. Each of the Shareholders agrees that prior to Closing they will not dispose of any shares of capital stock of any of the Companies, and following the Closing they will not sell, transfer or otherwise dispose of any of their WHI Shares until such time as final results of operations of WHI covering at least 30 days of combined operations of WHI and QCC have been published which is anticipated to be July 15, 1998.

          (b) The Shareholders agree that they will not sell, transfer or otherwise dispose of any WHI Shares distributed to them, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by WHI with the SEC of any registration statement, offering circular or other document, in which case, each such Shareholder shall first supply to WHI an opinion of counsel (which counsel and opinions shall be satisfactory to WHI) that such exemption is available, or (ii) an effective registration statement filed by WHI with the SEC under the Securities Act.

          (c) The Shareholders agree that any sale of WHI Shares shall be effected through a broker approved by WHI.

     9.2 Legends. The certificates representing WHI Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). IN ADDITION, SHAREHOLDERS ACKNOWLEDGE THAT THE WHI SHARES BEING ACQUIRED BY THEM HAVE BEEN ISSUED UNDER APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL (WHITTMAN-HART, INC. OR OTHER) IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE SECURITIES AND EXCHANGE COMMISSION'S ACCOUNTING SERIES RELEASES 130 AND 135. LEGENDS SHALL BE AFFIXED TO ALL SHARES RECEIVED TO THIS EFFECT.

WHI may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

     9.3 Obtaining of Governmental Approvals and Stock Exchange Listings. WHI will (a) use its reasonable best efforts to have available adequate current public information with respect to WHI as is required pursuant to Rule 144(c) in connection with the sale and transfer by the Shareholders under Rule 144 promulgated under the Securities Act of 1993, as amended ("Rule 144") during the two year period after the Closing, (b) direct the transfer agent of WHI's common stock to remove the restrictive legend provided for in Section 9.2 and to deliver such certificates to a purchaser of WHI Shares from any Shareholder in connection with a sale under Rule 144, and (c) cause such shares of WHI common stock to be received by such purchaser to be listed on the Nasdaq Stock Market.

                                    ARTICLE X

                               REGISTRATION RIGHTS

     10.1 Registration Rights for WHI; Filing of Registration Statement. WHI will utilize its best efforts to cause within 30 days after the Closing Date a registration statement to be filed under the Securities Act or an existing registration statement to be amended for the purpose of registering half of the WHI Shares owned by each Shareholder (the "Registration Shares") for resale by a Holder thereof (the "Registration Statement"). For purposes of this Article X, a person is deemed to be a "Holder" of Registration Shares whenever such person is the record owner of Registration Shares. WHI will use its best efforts to have the Registration Statement become effective and cause the Registration Shares to be registered under the Securities Act, and registered, qualified or exempted under the state securities laws of such jurisdictions as any Holder reasonably requests, as soon as reasonably practicable following the Closing Date.

     10.2 Expenses of Registration. WHI shall pay all expenses incurred by WHI in connection with the registration, qualification and/or exemption of the Registration Shares, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of WHI's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by WHI in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectuses contained therein. WHI shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any Holder of any of the Registration Shares.

     10.3 Furnishing of Documents. WHI shall furnish to the Holders such reasonable number of copies of the Registration Statement, such prospectuses as are contained in the Registration Statement and such other documents as the Holders may reasonably request in order to facilitate the offering of the Registration Shares.

     10.4 Amendments and Supplements. WHI shall prepare and promptly file with the SEC and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registration Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that WHI shall be entitled to delay any such filing and the use of the prospectus if WHI determines that such filing would impede, delay, or interfere with any significant financing, acquisition, or other transaction involving WHI, or require disclosure of material information which WHI has a bona fide business purpose for preserving as confidential. WHI shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

     10.5 Duration. WHI shall maintain the effectiveness of the Registration Statement until the first anniversary of the Closing Date. WHI's obligations contained in Sections 10.1, 10.3 and 10.4 shall terminate on the first anniversary of the Closing Date.

     10.6 Further Information. If Registration Shares owned by a Holder are included in any registration, such Holder shall furnish WHI such information regarding itself as WHI may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

10.8  Indemnification.

          a. WHI will indemnify and hold harmless the Holders and each person, if any, who controls a Holder within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Holders or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, WHI will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Holder or such controlling person in writing specifically for use in the preparation thereof.

          b. Each of the Holders, jointly and severally, will indemnify and hold harmless WHI and each person, if any, who controls WHI within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which WHI or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Holder specifically for use in the preparation thereof.

          c. Promptly after receipt by an indemnified party pursuant to the provisions of Section 10.8(a) or (b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 10.8(a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Section 10.8(a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Press Releases and Announcements. During the period beginning upon full execution of this Agreement and ending upon the earlier of (i) Closing or
(ii) termination of this Agreement, no Party shall issue any press release, public announcement or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the foregoing shall not prohibit disclosure to a Party's attorneys, accountants, lenders or financial advisors (who shall be bound by this provision), nor shall the foregoing prohibit WHI from making any public disclosure it believes in good faith is required by law (in which case WHI will advise the Shareholders prior to making the disclosure, which must be approved in content by the Shareholders, which approval cannot be unreasonably withheld or delayed). After Closing, WHI shall be entitled to make the first public disclosure regarding the subject matter of this Agreement and WHI's consent shall be required prior to any public disclosures made by the Shareholders.

     11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof, including but not limited to the letter of intent dated February 5, 1998 except as otherwise set forth in Section 7.2 hereof.

     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. Other than WHI, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that in the event of an assignment by WHI, the assignor shall remain liable for all of the obligations hereunder transferred to the Assignee. In no event shall any assignment of this Agreement be made by WHI prior to Closing to a party other than an Affiliate of WHI or after the Closing other than in connection with the sale of the Business or WHI.

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any reference herein to an agreement or contract shall be deemed to refer also to the other (such terms being interchangeable) and shall include commitments and understandings, whether written or oral, including all amendments thereto.

     11.6 Headings; Meaning. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be interpreted to mean "including without limitation." Any statement made based upon the knowledge of a Party shall be deemed to be made based upon the best available knowledge of such Party and its advisors after due inquiry.

     11.7 Notices. All notices, requests, demands, claims and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Shareholders:

Edward J. Quinn
61 Forest Street
Berkley, MA 02779

Alphonse M. Lucchese, Jr.
49 Cutler Farm Road
Sudbury, MA 01776

If to WHI:

Whittman-Hart, Inc.
311 South Wacker Drive
Suite 3500
Chicago, IL 60606-6618
Attention:  Edward V. Szofer, President
Fax No.:  (312) 913-3050

Copies to:

Whittman-Hart, Inc.                Neal J. White, P.C.
311 South Wacker Drive             McDermott, Will & Emery
Chicago, Illinois  60606-6618      227 West Monroe Street
Attention:  David Shelow, Esq.     Chicago, Illinois  60606
Fax No.:  (312) 913-6650           Fax No.:  (312) 984-3669

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change its address by giving the other Parties notice in the manner herein set forth.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

     11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the appropriate Parties. No waiver by any Party of any misrepresentation or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of warranty, covenant or agreement hereunder.

     11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     11.11 Expenses. Except as otherwise specifically set forth herein, WHI will bear the costs and expenses (including legal fees and expenses) of WHI and incurred in connection with this Agreement and the transactions contemplated hereby, and WHI shall bear the costs and expenses (including legal fees and expenses) of Shareholders and QCC incurred in connection with this Agreement and the transactions contemplated hereby up to a limit of $325,000 plus any Conversion Tax and the Shareholders shall bear the costs and expenses (including legal fees and expenses) of Shareholders and QCC incurred in excess of $325,000 (other than the Conversion Tax), and QCC shall bear none of such expenses.

     11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              QCC, INC.


                              By:



                              WHITTMAN-HART, INC.


                              By:



                              Edward J. Quinn


                              Alphonse M. Lucchese, Jr.


                                   SCHEDULE 3

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS


          1. Authority and No Conflict. The Shareholders has full right, power and authority, without the consent of or filing with any other person (including any governmental authority), to execute and deliver this Agreement and the agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. All corporate and other acts required to be taken by the Shareholders to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been properly taken. Such execution, delivery and performance will not create any encumbrance nor terminate nor accelerate any obligation of the Business and will not violate or conflict with any provision of (i) the Articles of Incorporation and Bylaws of QCC, (ii) except as set forth in SCHEDULE 3.1, any contract, permit, license or other instrument to which QCC or any Shareholder is a party or is bound, (iii) any injunction, decree or judgment of any court or governmental agency, or (iv) any Law applicable to QCC, the Shareholders or the Business.

          2. Validity. Except as set forth in SCHEDULE 3.2, this Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of QCC and the Shareholders who sign them, enforceable in accordance with their respective terms. No approval, registration, filing or other action by or with any person, including any governmental authority, is required for QCC or the Shareholders to execute and consummate this Agreement.

          3. Due Organization. QCC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in SCHEDULE 3.3, QCC has full power and authority and all requisite licenses and rights to carry on the Business.
SCHEDULE 3.3 sets forth each state in which QCC is licensed or qualified to do business, and there are no other states in which QCC is required to be licensed or qualified by reason of the conduct of its Business or the ownership of its assets. QCC has delivered to WHI correct and complete copies of the charter and bylaws of QCC (as amended to date). Except as set forth in SCHEDULE 3.3, the minute books (containing all records of meetings of the shareholders, the board of directors, and any committees of the board of directors) and the stock record books of QCC as made available to WHI are accurate and complete. QCC is not is in default under or in violation of any provision of its charter or bylaws.

          4. Capitalization. The entire authorized capital stock of QCC consists of an aggregate of 15,000 shares of Common stock, no par value, of which 400 shares are issued and outstanding and owned by the Shareholder free and clear of liens, claims or encumbrances. No shares will be issued or transferred in any manner by QCC after the date of this Agreement. All of the issued and outstanding shares of QCC have been duly authorized and are validly issued, fully paid, and nonassessable. All previously issued shares which are not outstanding have been duly redeemed. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the QCC is a party or which are binding upon QCC providing for the issuance, disposition or acquisition of any of QCC's capital stock or rights thereto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to QCC or QCC shares.

          No shares of QCC's capital stock were issued in violation of any preemptive, subscription or other right of any person, including any right to acquire securities of QCC. All shares of QCC's capital stock were issued and sold in compliance with all Laws, including state and federal securities laws. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any shares of QCC common stock. Except as set forth in SCHEDULE 3.4, no shares of QCC's common stock have ever been redeemed or otherwise reacquired by QCC.

          5. Subsidiaries. QCC does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

          6. Directors and Officers. SCHEDULE 3.6 sets forth a true and current list of the officers and directors of QCC.

          7.  Transactions with Affiliates.  Except as set forth in
SCHEDULE 3.7, no Shareholder or any Affiliate:

          a. owns, directly or indirectly, any interest in any entity which is a competitor, lessor, lessee, customer, licensor or supplier of QCC;

          b. has any cause of action or other claim against or owes any amount to, or is owed any amount by, QCC or any licensor or supplier of QCC; or

          c. has any interest in or owns any assets, property, or rights used in the conduct of the Business; or

          d. is a party to any contract, lease, agreement, arrangement or commitment used in the Business.

          8. Banking Relationships and Investments. SCHEDULE 3.8 sets forth an accurate, correct and complete list of all banks and financial institutions in which QCC has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. SCHEDULE 3.8 sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by QCC (the "Investments"). QCC has good and legal title to all of the Investments.

          9. Insurance. SCHEDULE 3.9 sets forth an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance or fidelity bonds ("Insurance") maintained by QCC or in which QCC is a beneficiary or a named insured. All Insurance has been issued under valid and enforceable policies or binders for the benefit of QCC, and all such policies or binders are in such types and full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. SCHEDULE 3.9 sets forth QCC's complete claims experience (both insured and self-insured). No notice of cancellation or nonrenewal with respect to any Insurance has been received by QCC. QCC has no knowledge of any facts or the occurrence of any event which could materially increase the insurance premiums payable under any Insurance.

          10. Motor Vehicles. SCHEDULE 3.10 sets forth an accurate, correct and complete list of all motor vehicles used by QCC, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable law; and (b) insured as set forth in SCHEDULE 3.10.

          11.  Real Estate Ownership.  QCC does not own any real property.

          12. Zoning. The zoning of the facilities which are the used by QCC (the "Facilities") permit the existing improvements and the continuation of the business presently conducted thereon. To the knowledge of the Shareholders, QCC has, or has the benefit of, all easements and rights, including easements for all utilities, services, road-ways and other means of ingress and egress, necessary to conduct the Business. To the knowledge of the Shareholders, no Facility is located within a flood or lakeshore erosion hazard area. Neither the whole nor any portion of the Facilities occupied or used by QCC has been condemned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of the Shareholders, no such condemnation, requisition or taking is threatened or contemplated. To the knowledge of the Shareholders, there are no public improvements which may result in special assessments against or otherwise affect the Facilities.

          13. Leases. SCHEDULE 3.13 sets forth an accurate, correct and complete list of all leases of personal property and real property used in the Business. QCC has been in peaceable possession of the property covered by each such lease since the commencement thereof. QCC has made available to WHI an accurate, correct and complete copy of each such lease.

          14. Financial Statements; Receivables. The reviewed financial statements of the QCC attached hereto as SCHEDULE 3.14 for the years ending December 31, 1995, December 31, 1996, and December 31, 1997 and the management generated balance sheet and income statement dated March 30, 1998 and along with various other selected financial, numerical and sales information so attached (collectively, the "Financial Statements") are (i) accurate, correct and complete in all material respects, (ii) in accordance with the books of account and records of QCC and (iii) fair presentations of the financial condition, results of operations and cash flows as of the dates and for the periods indicated and (iv) prepared in accordance with GAAP, except as noted in SCHEDULE
3.14. QCC and the Business are not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise, known or unknown) which is not shown or provided for on the Financial Statements or fully described in narrative form on SCHEDULE 3.14, except for performance obligations under contracts entered into in the Ordinary Course of Business not arising from breach. SCHEDULE 3.14 reflects the principles followed in recording customer deposits as liabilities and the timing of revenue recognition with respect thereto. All accounts receivable were generated in the ordinary course of the Business.

          15. Interim Change. Except as set forth in SCHEDULE 3.15, since March 30, 1998, QCC has operated the Business in the ordinary course, consistent with past practice, and there has not been any of the following in connection with the Business:

          a. any event resulting in, or that could result in, a Material Adverse Effect;

          b. any material adverse change in personnel or relationships with third parties, including suppliers, customers and others;

          c. any material increase in the compensation, or benefits payable or to become payable to or on account of employees or third parties;

          d.  any work stoppage or labor dispute;

          e. any material damage to, destruction of or claim against a material asset, or any disposition of assets, other than sales in the ordinary course of business on terms consistent with past practice;

          f.  any change in credit or accounting practices;

          g.  any material change in status of any Material Contract; and

          h.  any agreement to take any of the foregoing actions.

          16. Title to Assets. Except as set forth on SCHEDULE 3.16(A), QCC is the sole and exclusive legal and equitable owner of all right, title and interest in and to all of the assets used in the Business or shown on the Financial Statements, free and clear of the interests and rights of any other party, including any lease, license, right, security interest, restriction or royalty arrangement of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, and no person other than QCC has any interest in any assets employed in the Business. SCHEDULE 3.16(B) sets forth an complete list of all depreciable assets. The tangible QCC assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business. QCC's assets will continue to be available and will furnish WHI with all of the rights to operate the Business in the same manner as presently and historically operated by QCC.

          17. Intellectual Property. SCHEDULE 3.17 sets forth a complete list and summary description of all patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, inventions and trade secrets owned by QCC or utilized in the Business (the "Intellectual Property"). There are no licenses or other agreements relating to any Intellectual Property. Except as disclosed on SCHEDULE 3.17, with respect to the Intellectual Property and any software used in the business, (a) QCC has the sole and exclusive right to use the Intellectual Property and software free of rights or claims of others; (b) no action, suit, proceeding or investigation is pending or, to the Shareholder's knowledge, threatened; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others, or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) none of the Intellectual Property, the use thereof by QCC, or the activities of the Business infringe upon or violate any rights of others; and (f) QCC has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property.

          18. Software and Information Systems. For purposes of this Section, the term "Software" means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by QCC or employed in the Business. For purposes of this Section, the term "computer software programs" includes any set of arithmetic and/or logical instructions meant to run on, or to control the operation of, any computer (i) whether those instructions are a complete program, a collection of programs making up a subsystem or system, or are merely subroutines or meant to operate in conjunction with other software, and (ii) whether such instructions must be run through another computer program before being useable on a computer, whether such instructions can be used at execution time only in conjunction with another computer program (i.e., an "interpreter") or whether such instructions are in a form that can be run on a computer "as is," except for any necessary interfaces with the computer's microcode, operating system or reference-resolving routines.

          SCHEDULE 3.18 sets forth an accurate, correct and complete list and summary description of all Software and identifies specifically (i) Software as to which the source code is owned by QCC ("Owned Software"); (ii) Software which is licensed to QCC by third parties and as to which QCC is in possession of the source code; (iii) Software which is licensed to QCC by third parties but as to which QCC does not have possession of the source code; (iv) Software purchased by or licensed to QCC solely for resale or sublicense to its customers or which a third party licenses or sells directly to such customers; (v) Software in which the company has any use, possessory or proprietary rights other than as set forth in (i) through (iv) above (Software described in the foregoing subsections (ii) through (v) being referred to collectively as the "Third Party Software"); (vi) any other Software employed in the Business which is not Owned Software or Third Party Software, other than so called "shrink wrap" Software which in any event is not a component of the Software licensed or sold to QCC customers; (vii) in each case whether the particular component of Software is employed in the Software licensed or sold by QCC to its customers; and (viii) all Software development projects undertaken within the past two years with persons other than "employees" (within the meaning of such term as used in the Copyright Act of 1976, 17 U.S.C. section101), together with an identification of the persons undertaking such projects. SCHEDULE 3.18 also identifies all licenses, contracts and other arrangements with respect to the Third Party Software (collectively the "Third Party Licenses"). With respect to the
Software:

          d. QCC is the sole and exclusive owner of, and has the sole and exclusive right to use the Owned Software free and clear of any claims of others, except nontransferable rights to use the Software granted to customers of QCC pursuant to license agreements disclosed in the Schedules hereto;

          e. except as specifically provided on SCHEDULE 3.18, the source code with respect to the Owned Software is not in the possession of any party other than QCC and has been maintained as confidential by QCC;

          f. the Owned Software and the licensing or sublicensing thereof does not and the other Third Party Software and the licensing or sublicensing thereof does not violate or infringe any trade secret rights, work rights, mask copyrights, patents or other rights of others and no assertion to the contrary has been made by any third party;

          g. QCC has not copied or used any of the Software in violation of the applicable license or otherwise violated any of its agreements or the rights of others with respect thereto;

          h.  all of the rights of the persons referred to in paragraph
     (viii) of this Section to the Owned Software initially resided in or have been assigned exclusively to the Company free of any remaining royalties or other rights;

          i. all Owned Software documentation is accurate and sufficient in detail and content to identify and explain the nature of the Owned Software, and to allow its full and proper use by reasonably knowledgeable programmers without reliance on the special knowledge or memory of others;

          j. QCC does not use any unlicensed Software for development purposes or as a component of the Software licensed or sold to its customers;

          k. no rights in favor of any party to any source code and/or other documentation for Software which is the subject of escrow or similar arrangements will be triggered, broadened or otherwise effected by the transactions contemplated hereby ; and

          l. except where no liability of QCC shall exist to the customer, the Software licensed or sold to customers operates in conformance with the warranties and representations made by QCC to customers with respect thereto.

          19. Customers and Suppliers. SCHEDULE 3.19 sets forth a complete list of those customers and suppliers that have provided or purchased products or services to or from QCC since January 1, 1997 valued at greater than $10,000 per year. SCHEDULE 3.19 sets forth an accurate, correct and complete list of all former and current customers of QCC who have terminated or otherwise cancelled their relationship with QCC or notified QCC that they may do so. The Shareholders have no knowledge of any fact, condition or event (i) which would cause WHI's relationship with any customer or supplier to be materially and adversely different than the current relationship of such customer or supplier with respect to the Business, or (ii) which would materially and adversely affect any customer or supplier's ability to supply or purchase products or services to or from WHI.

          20. Employees; Independent Contractors. SCHEDULE 3.20 is an accurate, correct and complete schedule containing:

          a. a list of all employees (including name, title and position) employed by QCC;

          b.  the employee's length of service and date of hire;

          c. a list of all agreements, arrangements or understandings, written or oral, with each employee, regarding services to be rendered, terms and conditions of employment, confidentiality and assignment of inventions (with respect to such items listed on SCHEDULE 3.20, forms of such agreements have been delivered to WHI and such forms are substantially identical to the agreements actually executed by each employee);

          d. the compensation (including date and amount of last salary increase, terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee;

          e. a summary of all current and other arrangements with independent contractors.

Except as may be reflected on SCHEDULE 3.20 with respect to (c) above, all employees of QCC are "at will employees" and can be terminated without notice other than any notice required by law. With respect to the employees of QCC,
1) there are and have been no actual or alleged violations of any Laws respecting the employment of any employees; no employees are represented by any union or covered by any collective bargaining agreement and there has been no question concerning representation raised or threatened; 2) all employment-related books and records have been prepared in the ordinary course of business;
3) QCC is in compliance with all contracts of or respecting employment; 4) there is no employment handbook, personnel policy manual, similar document or action that creates prospective employment rights or obligations; and 5) there exists no discrimination or harassment claims by any employees against QCC or the Shareholder, and there are no circumstances which could give rise to any claim or allegation in regard thereto. All past and present employees and independent contractors of QCC have signed an assignment of inventions, copies of which have been provided to WHI. No persons treated as independent contractors by QCC should under applicable law have been treated as employees.

          21. Employee Benefit Plans. Except as disclosed in SCHEDULE 3.21, there are no "welfare benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or agreements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "Benefit Plans") maintained or contributed to for the benefit of any of the employees of QCC.

          22. Compliance With the Code and ERISA. The Benefit Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Internal Revenue Code of 1986, as amended ("Code") (including Section 410(b) of the Code relating to coverage) and all other applicable laws, rules and regulations.

          23. Administration. The Benefit Plans have been administered to date in compliance with all requirements of law and in accordance with their terms. All reports, returns and similar documents for the Benefit Plans required to be filed with any government agency or distributed to any participant have been duly and timely filed or distributed. There are no investigations, proceedings or other claims (except claims for benefits payable in the normal operation of either plan), against or involving any Benefit Plan that could give rise to any material liability to such plan, nor, are there any facts that could give rise to any material liability to any plan.

          24. Prohibited Transactions. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of the 408(k) Plan. Neither QCC nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could be expected to subject QCC to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          25. Multi-employer Plans. QCC has never been required to contribute to any "multi-employer pension plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Business.

          26. Licenses and Permits. SCHEDULE 3.26 contains a complete list and summary description of all permits, licenses, approvals, registrations and authorizations used or required for the operation of the Business (the "Licenses and Permits"). QCC holds all the Licenses and Permits in its name. The Licenses and Permits are valid and in full force and effect, no violations exist in respect thereof and there are not pending, or to the knowledge of QCC, threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit. All Licenses and Permits are freely assignable to WHI without the consent or approval of any third party.

          27. Material Contracts. SCHEDULE 3.27 sets forth a complete list of all, written and oral contracts, instruments, commitments, agreements, arrangements and understandings, including all amendments and supplements thereto to which QCC is a party or otherwise related to the Business (i) which are material to the operations (as historically conducted or presently conducted), assets, liabilities, condition (financial or otherwise), operations or prospects of the Business or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

          a. all purchase orders or contracts for the purchase of any materials or services involving an amount in excess of $10,000 or which were not entered into in the ordinary course of business;

          b.  any sales or service agreements;

          c. any design, engineering, consulting, or distribution agreement;

          d. all personal or real property leases involving an amount in excess of $1,000;

          e. all agreements licensing or otherwise granting rights to the Software (including escrow agreements) or creating maintenance or other obligations with respect to the Software;

          f. all contracts providing QCC with the right to reproduce or in any way deal with the works of others;

          g. any other contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate value of $10,000 or more; and

          h. any agreement not to compete or otherwise restricting activities.

Accurate, correct and complete copies of each Material Contract (of the form of each such contract) have been delivered to WHI. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by QCC, or, to the knowledge of the Shareholders, by any other party. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any Material Contract. With respect to each Material Contract which is to be assigned to WHI pursuant to the terms hereof, WHI will succeed to all the rights and benefits of QCC.

          28. Grants and Allowances. QCC has not applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency.

          29. Warranty; Product Complaints. There is no specific warranty with respect to services or products provided by QCC other than with respect to immaterial software maintenance. There has been no material return experience since January 1, 1995.

          30. Legal Proceedings. Except as set forth on SCHEDULE 3.30, QCC is not engaged in or a party to or, to the knowledge of the Shareholders, is threatened with any dispute, action, arbitration, suit or other proceeding, including any relating to the Business or its assets and no basis exists for any such proceeding. Except as set forth on SCHEDULE 3.30, the Shareholders have no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. Except as set forth on SCHEDULE 3.30, none of QCC, the Shareholder, the Business or its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

          31. Compliance with Law. QCC and the Business conform in all material respects to all applicable Laws, and QCC has complied in all material respects with all Laws with respect to the Business, and there is not and will not be any liability to WHI arising from or related to any prior violations thereof. QCC has not (a) made any unlawful political contributions, (b) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements in a manner reflecting their true nature, (c) made any payment to officials in their individual capacities for the purpose of affecting their action or the action of the body they represent or to obtain special concessions, or (d) made payments to individuals or taken similar actions to obtain or retain business, other than customary business gifts or entertainment.

          32.  Taxes.

          a. QCC has filed all returns, and information returns and statements (collectively, "Returns") required to be filed or sent with respect to all foreign, federal, county, local and other taxes of every kind, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "Taxes") for any period ending on or before the Closing Date. As of the time of filing, the Returns correctly reflected, and Returns not yet filed as of the date hereof will correctly reflect, the income, business, assets, operations, activities and status of QCC and any other information required to be shown thereon. QCC has timely paid all Taxes required to be paid prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof.

          b. QCC has obtained all appropriate sales Tax exemption certificates for all sales made without charging or remitting a sales Tax absent which such a sales tax would be due. QCC has withheld amounts from employees and others as required under applicable law.

          c. Except as set forth in SCHEDULE 3.32, no adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, threatened, asserted or assessed against QCC or any other person for which QCC could be liable. Except as set forth in SCHEDULE 3.32, QCC has no dispute with any taxing authority as to Taxes of any nature. Except as set forth in SCHEDULE 3.32, there are no audit examinations being conducted or proposed with respect to Taxes. Except as set forth in SCHEDULE 3.32, QCC has not granted any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes.

          d. Any Conversion Tax liability has been disclosed to WHI and shall be the liability of QCC following Closing.

          33. Investment Intent; Accredited Investor Status; Securities Documents. Each of the Shareholders has had the opportunity to discuss the transactions contemplated hereby with WHI and has had the opportunity to obtain such information pertaining to WHI as has been requested, including but not limited to filings made by WHI with the SEC under the Exchange Act. Each of the Shareholders is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he or she is capable of evaluating the merits and risks of an investment in the WHI Shares. Each of the Shareholders hereby represents that he or she can bear the economic risk of losing his or her investment in the WHI Shares and has adequate means for providing for his or her current financial needs and contingencies. The Shareholders have received copies of all reports, registrations and statements, together with any required amendments thereto, that WHI was required to file with the SEC under the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements filed with the SEC since January 1, 1996.

          34. Brokers. Except as set forth on SCHEDULE 3.34, the Shareholders have not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

          35. Disclosure. The representations and warranties of the Shareholders contained in this Agreement and each agreement, attachment, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby do not omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.


                                   SCHEDULE 4

                     REPRESENTATIONS AND WARRANTIES OF WHI


          1. Authority. WHI has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by WHI to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

          2. Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of WHI, enforceable in accordance with their respective terms. The shares of WHI's common stock issuable under this Agreement have been duly authorized and when issued in accordance with this Agreement shall be validly issued, fully paid and nonassessable and are free and clear of any liens arising from WHI. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any security interest or the termination or acceleration of any indebtedness or other obligation of WHI and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of WHI, (b) any note, bond, Security Interest, indenture, contract, agreement, permit, license or other instrument to which WHI is a party or by which either or any of their respective assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, applicable to WHI. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by WHI of this Agreement or the consummation by WHI of the transactions contemplated hereby.

          3. Due Organization. WHI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

          4. Brokers. WHI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          5.   SEC Filings; Financial Statements.

          (a) As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each report, registration statement (on a form other than Form S-
8) and definitive proxy statement filed by WHI with the Securities and Exchange Commission ("SEC") between January 1, 1996 and the date of this Agreement (the "WHI SEC Documents") complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Exchange Act of 1934 as the case may be.

          (b)  The consolidated financial statements contained in the WHI SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statement and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of WHI and its subsidiaries as for the respective dates thereof and the consolidated results of operations of WHI and its subsidiaries for the periods covered thereby.



                              INDUCEMENT AGREEMENT


          This Inducement Agreement is made this 30th day of March, 1998 (the "AGREEMENT") by and among Whittman-Hart, Inc., a Delaware corporation (the "WHI"), QCC, Inc., a Massachusetts corporation ("QCC") and Edward J. Quinn and Alphonse M. Lucchese, Jr., the shareholders of QCC ("SHAREHOLDERS").

          WHEREAS, pursuant to that certain Exchange Agreement among the QCC, Shareholders and WHI, dated March 30, 1998 (the "EXCHANGE AGREEMENT") WHI is acquiring all of the outstanding capital stock of QCC;

          WHEREAS, the Shareholders will receive a substantial economic benefit upon the consummation of the Exchange Agreement and wishes to induce WHI to consummate the transactions contemplated by the Exchange Agreement; and

          WHEREAS, one of the conditions to the obligations of WHI to complete the Closing (as defined in the Exchange Agreement) is that the Shareholders enter into this Agreement.

          Accordingly, the parties agree as follows:

          I.  Non-Competition; Confidentiality; Related Covenants.

          A. Shareholder Acknowledgements. Each of the Shareholders acknowledges the following:

          (i) QCC is engaged in the business of marketing and selling the services of computer software analysts, programmers, engineers and project managers in the following area: System Software Associates and JD Edwards software products, and AS/400 custom application software development services (all of the foregoing activities being collectively referred to as the "BUSINESS").

          (ii) he is one of the limited number of persons who developed the Business;

          (iii) QCC conducts the Business or markets the products of the Business in Massachusetts, New Hampshire, Connecticut, Maine and Rhode Island;

          (iv) QCC has undertaken significant development of its products and analysis in anticipation of marketing the products throughout the Massachusetts, New Hampshire, Connecticut, Maine and Rhode Island, which activities are of great value to WHI;

          (v) his work for QCC has provided him valuable, confidential and proprietary information concerning the Business and its future plans, much of which he participated in developing;

          (vi) the agreements and covenants contained in this Agreement are essential to protect the interests of WHI in connection with the transactions contemplated by the Exchange Agreement; and

          (vii) WHI would not consummate the transactions contemplated by the Exchange Agreement but for such agreements and covenants.

          1. Agreement Not to Compete. For a period commencing on the date hereof and terminating three (3) years from the date hereof (the "RESTRICTED PERIOD"), none of the Shareholders shall, directly or indirectly (as an owner (other than as a less than 5% owner of a public company), employee, independent contractor, agent, consultant or otherwise or through Affiliates), in any manner:

          (a) market, maintain or support products or services of the nature currently offered by or competitive with those offered by QCC to any customer of QCC currently or within twenty four months prior to the date hereof ("CUSTOMER");

          (b) market, maintain or support products or services of the nature currently offered by or competitive with those offered by QCC to any other person within the "TERRITORY" (as hereinafter defined);

          (c)  engage in any portion of the Business within the Territory; or

          (d) attempt in any way, directly or indirectly, to obtain for itself, or others, or to divert from WHI or QCC any rights, benefits, sales or profits arising out of or in connection with the Business;

          (e) solicit to provide or provide to any Customer any business competitive with that offered by QCC prior to the date hereof or cause any Customer to curtail its relationship with WHI or QCC.

     Notwithstanding the above, a Shareholder shall not be deemed to be in breach or violation of this Section 1.1.1 if the Shareholder is employed by a business or enterprise and the Shareholder does not apply his expertise to that part of such business or enterprise that is or could be competitive with the Business.

          2.  Territory.  The Territory shall be:

          (a)  Westwood, MA and Salem, NH;

          (b)  A fifty mile radius of the cities in which QCC has customers;

          (c)  Massachusetts, New Hampshire, Connecticut, Maine and Rhode
     Island;

          (d)  the New England states; and

          (e)  the United States of America.

          3. Confidential Information. Each of the Shareholders acknowledges that WHI and QCC has a legitimate and continuing proprietary interest in QCC's confidential and proprietary information which QCC has expended great sums to develop and maintain. None of the Shareholders shall use, exploit, publish or disclose in any manner, and each of the Shareholders shall maintain in the strictest confidence, all confidential or proprietary information concerning the Business (including information regarding software, development work, suppliers, customers, details of contracts, pricing policies, market information, operational methods, technical processes or future plans) and shall keep all such information confidential.

          4. Nonsolicitation. During the Restricted Period, none of the Shareholders shall solicit the employment of, recruit or retain as an independent contractor or otherwise, any current employee of QCC or in any way induce any current employee of QCC or independent contractor with whom QCC does business to terminate its relationship with QCC; provided, however, that Michael Hanson may work for New England Teledata, Inc. for a period of up to one (1) year and for no more than five (5) hours per month on average and these limitations shall lapse with respect to any current employee who shall have ceased to be employed by QCC for a period of more than six months.

          B. Rights and Remedies Upon Breach. Each of the Shareholders acknowledges that any breach of this Agreement by him will result in irreparable damage to WHI and QCC for which WHI and QCC will have no adequate remedy at law. If any Shareholder breaches, or threatens to commit a breach of, any of the provisions of Article 1 "Non-Competition; Confidentiality; Related Covenants" (the "RESTRICTIVE COVENANTS"), WHI and QCC shall be entitled to, and such Shareholder consents to, injunctive relief in addition to, and not in limitation of, any other relief or rights to which WHI may be entitled at law or in equity. The Restricted Period with respect to any Shareholder shall be extended by any period during which such Shareholder is in breach hereof.

          C. Severability; Blue Penciling. The necessity of each of the restrictions set forth above and the nature and scope of each such restriction has been carefully considered, bargained for and agreed to by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to each of the restrictions set forth in this Agreement are fair, reasonable and necessary. The consideration provided for in this Agreement and in the Exchange Agreement is sufficient and adequate to compensate the Shareholders for agreeing to each of the restrictions contained in this Agreement. However, in the event that any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, including by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each provision and part of a provision herein shall be deemed a separate and severable covenant. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable and if such cannot be lawfully done, then to severe any such portion of a provision.

          D. Enforceability in Jurisdiction. The parties confer jurisdiction to enforce this Agreement upon the courts of each jurisdiction within the Territory. If the courts of any jurisdiction hold any covenant to be unenforceable, then it is the intention of the parties that such determination not in any way affect the right of WHI or QCC to enforce the Agreement in the courts of any other jurisdiction as to breaches within such other jurisdiction.

          II.  Miscellaneous.

          A. Representations of Shareholders. Each of the Shareholders represents and warrants that he has read and understands this Agreement, that he has consulted with his legal counsel who has explained all of its terms and provisions and that the agreed upon consideration for the undertakings made by him hereunder is adequate. Each Shareholder acknowledges and agrees that the restrictions on competitive activities and the other undertakings made by him in this Agreement will adversely effect his ability to obtain future employment and to engage in other pursuits, and, nevertheless, that he intends to be bound by all of the restrictions, undertakings, and other obligations required in this Agreement.

          B. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any party's lack of enforcement of any provision herein shall not be construed as a waiver and the nonbreaching party may elect to enforce any such provision at any time in the event of a past, repeated or continuing breach. The rights and remedies herein are cumulative and exclusive of any rights or remedies that any party may otherwise have at law or in equity. WHI and QCC shall be entitled to reimbursement from a Shareholder for the costs and expenses (including legal fees) of enforcing this Agreement against such Shareholder.

          C. Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and either (a) personally delivered (with receipt), (b) sent by registered or certified mail, postage prepaid, (c) sent by telecopier with verbal or electronic confirmation, or (d) sent by prepaid courier service with receipt to the addresses indicated in the Exchange Agreement, or such other addresses as are provided in a subsequent notice.

          D. Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed wholly within said State.

          E. Successors and Assigns. This Agreement, and the rights and obligations of the parties hereunder, shall inure to and be binding on the parties hereto and their respective successors and assigns. WHI and QCC may not assign their rights under this Agreement except in the event of the sale of the Business or WHI. None of the Shareholders may assign any rights, benefits, duties or obligations under this Agreement.

          F. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof.

          G. Rules of Construction. The term "including" shall mean including without limitation. The term "person" shall be broadly construed to mean any individual, trust, partnership, corporation, limited liability company, organization, joint venture or any other entity or body of any nature. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          H. Independence of Obligations. WHI and QCC agree and acknowledge that each Shareholder is liable only for his own breach of any obligation hereunder and not for any breach of any obligation of the other Shareholder, and WHI and QCC covenant not to make any claim against a Shareholder in respect of any breach of this Agreement by the other Shareholder.

                                  *     *     *

          IN WITNESS WHEREOF, the parties have executed this Inducement Agreement as of the date first above written.


                              QCC, INC.



                              By:


                              WHITTMAN-HART, INC.



                              By:






Edward J. Quinn               Alphonse M. Lucchese, Jr.